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             SENTO UPDATES BYLAWS AND ADOPTS SHAREHOLDER RIGHTS PLAN

AMERICAN FORK, Utah, June 7, 2005 - Sento Corporation (Nasdaq: SNTO) announced that its Board of Directors has adopted a new set of bylaws that are consistent with Utah public corporation standards, and reflective of statutory and other changes since the previous bylaws were adopted in 1996. Among the changes are advance notice requirements for proposed stockholder nominations for election to the Board of Directors and for business proposed by stockholders from the floor at the Annual Meeting. The Board has set January 24, 2006 as the date of its next Annual Meeting of shareholders.

In addition, the Board has adopted a Shareholder Rights Plan to ensure, to the extent possible, that all shareholders of Sento are treated fairly in connection with any takeover bid, and to provide sufficient time for Sento shareholders to consider any such transaction. The Company noted that it is not aware of any pending takeover bid.

The Rights' distribution will not be taxable to stockholders, and will be made to stockholders of record on June 3, 2005. The Rights expire on June 3, 2008.

The Rights Plan, adopted by Sento, is similar to rights plans adopted by over 2000 publicly traded companies. The Company noted that Sento's Board of Directors adopted its Rights Plan following careful consideration and evaluation and views it as a pro-active measure undertaken by the Company as matter of prudent corporate governance.

Mr. C. Lloyd Mahaffey, Sento's Chairman of the Board, commented, "The Board believes that each of these actions is prudent and safeguards the interests of all Sento shareholders. The Company has made significant strategic progress in the past year to capitalize on its market and technology advantages. We have chosen a three-year term for the Rights Plan that is intentionally shorter than the typical ten-year term. This allows management sufficient time to implement the operational and transactional strategy the Board has approved and that the Board believes will result in increased shareholder value."

Mr. Mahaffey concluded: "Both management and the Board are fully focused on continuing to grow this Company and build value for Sento shareholders. We recognize that there are many ways to achieve this goal. Our actions today are designed to enable us to act effectively on behalf of all shareholders in the event of a takeover bid."

Summary of Shareholder Rights Plan

The Rights Plan provides for the distribution of one Right for each share of Sento Corporation Common Stock outstanding on June 3, 2005. At the time of adoption of the Rights Plan, the Rights are neither exercisable nor traded separately from the Common Stock. The Rights will become exercisable to purchase 1/100th of a share of the new Preferred Stock, at an exercise price of $100.00 per Right, when any person or group announces the intent to acquire or the acquisition of 20% or more of Sento's Common Stock. In that event, the Rights permit Sento stockholders, other than the acquiring person, to purchase Sento Common Stock having a market value of twice the exercise price of the Rights, in lieu of the Preferred Stock. In addition, in the event of certain business combinations, the Rights permit the purchase of the Common Stock of an acquiring person at a 50% discount. Rights held by the acquiring person will become null and void in each case. At any time prior to, or within ten days after a person or group acquires 20%, the Rights may be redeemed for $0.001 each at the option of the Board, which would automatically terminate the right to exercise these Rights.

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SENTO PROFILE

Sento Corporation (www.sento.com) is one of the industry's most innovative providers of outsourced customer support services. Sento employs right channeling to create custom solutions that integrate live support with the company's best-in-class software solutions. Sento's Customer Choice PlatformSM allows customers to make choices in communication channels from a range of web-enabled self-service options with live support available at every critical point. Sento focuses on the inter-relationship among voice, chat, email, self-service and web forums. Sento targets its customer acquisition, customer service and technical support solutions to a diversified portfolio of clients in multiple vertical segments. Sento's solutions can provide value-added customer support at significant cost reductions when compared to other, traditional outsourced models. With operations in the U.S., The Netherlands, and France, plus partnerships in India and other low-cost regions, Sento provides customer support in 19 languages.


FORWARD LOOKING STATEMENTS

Statements in this press release, which are not purely historical, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass Sento's beliefs, expectations, goals, hopes or intentions regarding future events. Words such as "expects," "intends," "estimates," "believes," "anticipates," "should" and "likely" also identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to Sento as of such date. Sento assumes no obligation to update any forward-looking statement. Actual results could differ materially from those anticipated for a number of reasons, including, among others: the Company's stock price has historically been volatile; difficulties encountered in post-acquisition integration and operation of the acquired assets including retaining existing clients of the acquired company; variations in market and economic conditions; the effect on the Company's earnings of the repricing of options; the Company's dependence on its limited number of key clients; failure to renew existing client contracts for continuation of services; reduction in services requested by the Company's clients resulting in lower revenues for the Company; the Company's ability to complete negotiations and execute client agreements; risk of emergency interruption of the Customer Contact Solutions operations; and other unanticipated factors. Risk factors, cautionary statements and other conditions, which could cause actual results to differ from the Company's current expectations, are contained in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-KSB, as amended.

Contact:
Patrick F. O'Neal, CEO, Sento at 801-772-1417 or pat_oneal@sento.com Anthony Sansone, CFO, Sento at 801-772-1410 or tony_sansone@sento.com
Or, for brokers and financial industry members, Laurie S. Roop, President, Shareholder Relations at 435-652-3884 or laurie@shareholder-relations.net

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